Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, OCTOBER 26, 2006

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Lisa Adler (media) (617) 444-3285

MILLENNIUM ACHIEVES NON-GAAP PROFITABILITY AND REDUCES GAAP NET LOSS FOR THIRD CONSECUTIVE QUARTER(1)
— Announces VELCADE ® (bortezomib) for Injection sales up 18 percent for first three quarters 2006 compared to same period 2005 —
—Updates full-year 2006 guidance —
— Announces further refinement in cost structure to focus on VELCADE and development pipeline —

Cambridge, Mass., October 26, 2006 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported non-GAAP net income of $6.4 million for the third quarter of 2006, an improvement over the non-GAAP net loss of $6.5 million in the third quarter of 2005. These results were driven largely by lower expenses and higher U.S. net product sales of VELCADE, the market leader for the treatment of relapsed multiple myeloma. GAAP net loss narrowed to $13.7 million in the third quarter of 2006 versus $73.8 million in the third quarter of 2005. This improvement was primarily the result of lower restructuring charges in the third quarter of 2006 compared to the same quarter in 2005.

The Company updated its full-year 2006 financial guidance. The new guidance includes non-GAAP net income in the range of $30 million to $35 million and GAAP net loss in the range of $50 million to $60 million. The improvement is primarily the result of a $25.0 million milestone anticipated in the fourth quarter of 2006 for achievement of ex-U.S. sales of VELCADE reaching a pre-specified threshold. This milestone was originally anticipated to be achieved in 2007. The improvement in GAAP net loss guidance is also the result of the $19.5 million payment received in October 2006 for the mutual termination of the support agreement between Millennium and AnorMED Inc.

The Company also announced additional plans to reduce resources in Discovery and supporting infrastructure. These reductions will allow Millennium to increase its investment in the Company’s priority areas of growing VELCADE and advancing the development pipeline.

“Millennium made significant progress in the first three quarters of 2006, including growing VELCADE U.S. net sales 18 percent compared to the same period in 2005, advancing two new product candidates from Discovery to the development pipeline and accelerating clinical programs,” said Deborah Dunsire, M.D., President and Chief Executive Officer. “Our announcement to strengthen investment in VELCADE and our promising development pipeline build on the Company’s 2005 strategy refinement to evolve Millennium into a stronger, more focused company.”

Third-Quarter Financial Highlights

“Millennium has consistently delivered on its financial goals, firmly positioning us to exceed our original bottom-line guidance outlined for full-year 2006,” said Marsha Fanucci, Chief Financial Officer and Senior Vice President, Corporate Strategy. “We continue to show our ability to focus investment on mission-critical items allowing us to reduce costs and accelerate our corporate growth goals.”

•	The Company achieved non-GAAP net income of $6.4 million for the third quarter of 2006. This result represents a significant improvement over the non-GAAP net loss of $6.5 million for the third quarter of 2005 and was primarily due to:
—	A four percent increase in VELCADE U.S. net product sales resulting in $53.2 million for the third quarter of 2006,
—	An increase of $4.5 million in other income resulting in $6.6 million for the third quarter of 2006,
—	A 16 percent decrease in non-GAAP R&D expense resulting in $67.8 million for the third quarter of 2006 (GAAP R&D expense was $73.4 million for the third quarter of 2006) (2), and
—	A 27 percent reduction in non-GAAP SG&A expense resulting in $29.7 million for the third quarter of 2006 (GAAP SG&A expense was $34.4 million for the third quarter of 2006).(2)
•	The Company achieved GAAP net loss of $13.7 million for the third quarter of 2006. This substantial improvement over the GAAP net loss of $73.8 million for the third quarter of 2005 was primarily the result of restructuring charges of $1.4 million for the third quarter of 2006, as compared with $58.8 million in the third quarter of 2005.
•	As of September 30, 2006, the Company had $635.6 million in cash, cash equivalents and marketable securities. The outstanding principal amount of convertible debt was $99.6 million and is included in current liabilities as of September 30, 2006.

VELCADE Highlights

“VELCADE has shown consistent performance, and our preliminary survey indicates it has maintained its market shares of treated patients in all lines of therapy, even in a competitive environment,” said Christophe Bianchi, M.D., Executive Vice President, Commercial. “We are taking aggressive steps to maximize the growth potential of VELCADE in the approved indication and in new areas.”

VELCADE is the U.S. market leader for the treatment of relapsed multiple myeloma. U.S. net product sales in the third quarter of 2006 were $53.2 million, resulting in $165.3 million for the first three quarters of 2006, an 18 percent increase over sales for the first three quarters of 2005. As expected and announced previously, VELCADE U.S. net product sales in the third quarter of 2006 were lower than in the second quarter of 2006, which included a second-quarter purchase by the Company’s distributor to stock an additional distribution site. Inventory levels at the distributor were also lower in the third quarter of 2006 than in the second quarter of 2006, while remaining within the desired range of one-to-two weeks. In addition, VELCADE sales were impacted by a three percent decrease in unit demand in the third quarter compared to the second quarter of 2006.

As announced earlier today, Millennium and Ortho Biotech Inc., a member of the Johnson & Johnson Family Of Companies, entered into a two-year agreement to jointly promote VELCADE in the U.S. This arrangement is expected to increase the reach and frequency of the promotional and educational effort for VELCADE by leveraging the Ortho Biotech oncology sales force, which is one of the industry’s largest. Under the terms of the agreement, Ortho Biotech will join Millennium in the first quarter of 2007 to promote VELCADE to U.S.-based physicians who treat multiple myeloma patients who have received at least one prior therapy. Millennium will pay a portion of the Ortho Biotech sales effort dedicated to VELCADE. Ortho Biotech will also be entitled to a proportionate share of revenues should sales associated with the increased promotional effort exceed pre-specified targets. Millennium will continue to be responsible for commercialization, manufacturing and distribution of VELCADE in the U.S. The current agreement between Millennium and Ortho Biotech Products, L.P. for the promotion of VELCADE outside the U.S. remains unchanged.

The two-year co-promotion agreement builds on the already successful alliance between Millennium and Ortho Biotech under which Ortho Biotech markets and sells VELCADE outside of the U.S. Sales of the product in the Ortho Biotech territory continue to exceed expectations and, as such, the Company anticipates achieving an earlier than expected $25.0 million milestone from Ortho Biotech for ex-U.S. sales of VELCADE in the fourth quarter. This milestone was expected to be achieved in 2007 and was not included in the Company’s original 2006 financial guidance.

On October 20, 2006, VELCADE was approved for marketing in Japan for relapsed or refractory multiple myeloma in patients who have received at least one prior therapy. Millennium will receive an $8.0 million payment from Ortho Biotech for the achievement of this significant regulatory milestone.

Millennium was recently granted priority review by the U.S. Food and Drug Administration for its supplementary new drug application (sNDA) covering VELCADE for relapsed mantle cell lymphoma (MCL), with a PDUFA date of December 9, 2006. The Journal of Clinical Oncology recently published the final results of the Phase II PINNACLE trial, one of the largest multi-center studies ever conducted in the setting of relapsed MCL. This study is the source of data for the sNDA filing.

Phase III trials with VELCADE, conducted by Millennium and its co-development partner Johnson & Johnson Pharmaceutical Research & Development, L.L.C., are ongoing in newly diagnosed multiple myeloma patients and in patients with relapsed follicular and marginal zone lymphomas. In total, over 300 trials are ongoing or planned to explore the potential of VELCADE in these and other cancers.

Development Pipeline Highlights

The Company announced the initiation of a Phase I trial to assess safety, tolerability, pharmacokinetic and pharmacodynamic effects of MLN0415, a Millennium discovered molecule. MLN0415 selectively targets the IKKbeta pathway, which is believed to play a key role in inflammatory disorders, including rheumatoid arthritis and multiple sclerosis.

The Company also progressed MLN8237 to development candidate status, the sixth Millennium discovered molecule to progress to the development pipeline in three years. MLN8237 is a small molecule inhibitor of the Aurora A kinase and is a backup molecule to MLN8054, which is currently being evaluated in two Phase I clinical trials in a broad range of solid tumors.

Refinement in Cost Structure to Focus on VELCADE and Development Pipeline

The Company continues to focus investment on key priorities of the business including:

•	Maximizing the revenue potential of VELCADE,
•	Accelerating the clinical pipeline,
•	Continuing to invest appropriately in Discovery to innovate and bring forward new molecules to the development pipeline.

In order to align resources with these priorities, Millennium plans to further reduce its investment in Discovery and supporting areas. In particular, the Company is:

•	Reducing in-house R&D technologies and headcount in areas where the work can now be outsourced cost-effectively, and
•	Scaling back infrastructure supporting the R&D business, including associated general and administrative personnel and expenses.

Overall, headcount will decrease by approximately 14 percent, resulting in a planned employee body of just under 1,000. Changes in facilities are still being determined. Total restructuring charges related to facilities will depend upon the timing and nature of decisions that are made.

The Company expects total restructuring charges in 2006, including those associated with the changes announced today, to be within the original restructuring guidance range of $25 million to $30 million, as announced in January 2006.

2006 Financial Guidance

Millennium is updating its full-year financial guidance for 2006, initially outlined in January 2006:

•	VELCADE U.S. net product sales guidance is expected to be approximately $220 million compared to the initial range of $225 million to $250 million.
•	Royalties are now expected to be in the range of $130 million to $135 million compared to the initial range of $115 million to $125 million.
•	Non-GAAP R&D and non-GAAP SG&A expenses are still expected to be approximately $425 million as stated in the Company’s initial guidance; the corresponding GAAP R&D and GAAP SG&A expenses are still estimated to be between $465 million to $475 million.
•	Non-GAAP net income is expected to improve substantially to within the range of $30 million to $35 million compared to the initial guidance of up to $5 million.
•	GAAP net loss is expected to narrow to a range of $50 million to $60 million from the initial range of $95 million to $115 million, with the difference between the GAAP net loss and non-GAAP net income attributable to stock-based compensation expense, amortization of intangibles, restructuring and the receipt of the termination payment from AnorMED Inc., net of transaction costs.
•	Cash, cash equivalents and marketable securities are now expected to be greater than $600 million on December 31, 2006, up from the original guidance of greater than $500 million as announced in January 2006.

Conference Call Announcement

In conjunction with this news release, Millennium will host a live webcast of a conference call today, October 26, 2006 at 8:00 A.M. ET. This webcast can be accessed by visiting the Investors section of the Company’s website, www.millennium.com. Following the webcast, an archived version of the call will be available at the same address for 30 days.

About VELCADE

VELCADE is indicated for the treatment of multiple myeloma patients who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 331 patients who were treated with VELCADE in a Phase III multiple myeloma study, the most commonly reported adverse events were asthenic conditions (61 percent), diarrhea (57 percent), nausea (57 percent), constipation (42 percent), peripheral neuropathy (36 percent), vomiting (35 percent), pyrexia (35 percent), thrombocytopenia (35 percent), psychiatric disorders (35 percent), anorexia and appetite decreased (34 percent), parasthesia (27 percent), dysesthesia (27 percent), anemia and headache (26 percent), and cough (21 percent). Fourteen percent of patients reported at least one episode of grade 4 toxicity; the most common grade 4 toxicities were thrombocytopenia (4 percent), neutropenia (2 percent), and hypercalcemia (2 percent). A total of 144 patients on VELCADE (44 percent) reported serious adverse events (SAEs) during the study. The most commonly reported SAEs were pyrexia (6 percent), diarrhea (5 percent), dyspnea and pneumonia (4 percent), and vomiting (3 percent).

VELCADE is the market leader in relapsed multiple myeloma with over 44,000 patients treated worldwide, including clinical trials. VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD). Millennium is responsible for commercialization of VELCADE in the U.S.; Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. VELCADE is approved in more than 75 countries worldwide. VELCADE also is approved in the European Union as a treatment after first relapse.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates. Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

(1)Non-GAAP net loss, non-GAAP net income, non-GAAP profitability, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). With respect to forward-looking information presented on a non-GAAP basis, other than amortization of intangibles of approximately $34 million in 2006, restructuring charges of between $25 million and $30 million in 2006, stock-based compensation expense of between $40 million and $50 million in 2006 and the receipt of a termination payment, net of transaction costs, of approximately $14 million in 2006, the Company is unable to provide a quantitative reconciliation because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on October 26, 2006, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2)The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and now records stock-based compensation expense in its statement of operations in accordance with GAAP. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A, non-GAAP net income/(loss) because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to previous periods because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income/(loss) and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
Prepared According to Generally Accepted Accounting Principles (GAAP)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
(in thousands, except per share amounts)

Revenues:
Net product sales	$53,161	$50,942	$165,320	$139,629
Co-promotion revenue	—	33,037	—	123,524
Revenue under strategic alliances	17,196	105,186	82,990	160,368
Royalties	33,737	12,514	98,382	12,514

Total revenues	104,094	201,679	346,692	436,035

Costs and expenses:
Cost of sales	6,730	89,020	36,660	120,281
Research and development (Note 1)	73,436	80,632	235,343	253,725
Selling, general and administrative (Note 1)	34,365	40,623	107,221	144,320
Restructuring	1,352	58,791	5,737	62,897
Amortization of intangibles	8,488	8,500	25,462	25,500

Total costs and expenses	124,371	277,566	410,423	606,723

Loss from operations	(20,277)	(75,887)	(63,731)	(170,688)

Other income (expense):
Investment income, net	5,635	4,902	16,037	24,081
Interest expense	(2,478)	(2,820)	(7,934)	(7,723)
Other income (Note 2)	3,403	—	3,403	—

Total other income (expense)	6,560	2,082	11,506	16,358

Net loss	$(13,717)	$(73,805)	$(52,225)	$(154,330)

Amounts per common share:
Net loss per share, basic and diluted	$(0.04)	$(0.24)	$(0.17)	$(0.50)

Weighted average shares, basic and diluted	314,228	308,848	313,132	307,675

Note 1: As of January 1, 2006, the Company adopted SFAS 123R under the modified prospective method, which requires the Company to record stock-based compensation expense based upon fair value in the Company's statements of operations. Stock-based compensation expense relates to stock options, the Company's employee stock purchase plan and restricted stock. No stock-based compensation expense was recognized under SFAS 123R in any prior period presented. Stock-based compensation expense for the three and nine months ended September 30, 2006 of $10.2 million and $32.2 million, respectively, is allocated between research and development and selling, general and administrative expense lines as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Research and development	$5,603	$—	$17,935	$—
Selling, general and administrative	4,642	—	14,291	—

	$10,245	$—	$32,226	$—

Note 2: During the three and nine months ended September 30, 2006, the Company recognized a $3.4 million deferred gain from the sale of assets to Gene Logic, Inc.

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2006
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$50,942	$53,161	$—	$—	$—	$53,161
Co-promotion revenue (Note 3)	33,037	—	—	—	—	—
Revenue under strategic alliances	105,186	17,196	—	—	—	17,196
Royalties	12,514	33,737	—	—	—	33,737

Total revenues	201,679	104,094	—	—	—	104,094

Costs and expenses:
Cost of sales	89,020	6,730	—	—	—	6,730
Research and development	80,632	67,833	5,603	—	—	73,436
Selling, general and administrative	40,623	29,723	4,642	—	—	34,365
Restructuring	—	—	—	1,352	—	1,352
Amortization of intangibles	—	—	—	—	8,488	8,488

Total costs and expenses	210,275	104,286	10,245	1,352	8,488	124,371

Loss from operations	(8,596)	(192)	(10,245)	(1,352)	(8,488)	(20,277)

Other income (expense):
Investment income, net	4,902	5,635	—	—	—	5,635
Interest expense	(2,820)	(2,478)	—	—	—	(2,478)
Other income (Note 4)	—	3,403	—	—	—	3,403

Total other income (expense)	2,082	6,560	—	—	—	6,560

Net (loss)/income	$(6,514)	$6,368	$(10,245)	$(1,352)	$(8,488)	$(13,717)

Amounts per common share:
Net (loss)/income per share, basic and diluted	$(0.02)	$0.02	$(0.03)	$(0.00)	$(0.03)	$(0.04)

Weighted average shares, basic	308,848	314,228	314,228	314,228	314,228	314,228

Weighted average shares, diluted	308,848	316,206	314,228	314,228	314,228	314,228

Note 1: Stock-based compensation, amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (GAAP) to arrive at GAAP reported net loss for the periods presented.

Note 2: Excludes restructuring charges of $58,791 and amortization of intangibles of $8,500 for the three months ended September 30, 2005.

Note 3: Beginning September 1, 2005, in connection with the closing of the Company's transaction with Schering-Plough for INTEGRILIN, the Company began reporting royalty revenue as a separate line item.

Note 4: During the three months ended September 30, 2006, the Company recognized a $3.4 million deferred gain from the sale of assets to Gene Logic, Inc.

Millennium Pharmaceuticals, Inc.
Reconciliation of Non-GAAP to GAAP (Note 1)
(unaudited)

	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2006
	Non-GAAP (Note 2)	Non-GAAP	Stock-based Compensation	Restructuring	Amortization of Intangibles	GAAP
(in thousands, except per share amounts)
Revenues:
Net product sales	$139,629	$165,320	$—	$—	$—	$165,320
Co-promotion revenue (Note 3)	123,524	—	—	—	—	—
Revenue under strategic alliances	160,368	82,990	—	—	—	82,990
Royalties	12,514	98,382	—	—	—	98,382

Total revenues	436,035	346,692	—	—	—	346,692

Costs and expenses:
Cost of sales	120,281	36,660	—	—	—	36,660
Research and development	253,725	217,408	17,935	—	—	235,343
Selling, general and administrative	144,320	92,930	14,291	—	—	107,221
Restructuring	—	—	—	5,737	—	5,737
Amortization of intangibles	—	—	—	—	25,462	25,462

Total costs and expenses	518,326	346,998	32,226	5,737	25,462	410,423

Loss from operations	(82,291)	(306)	(32,226)	(5,737)	(25,462)	(63,731)

Other income (expense):
Investment income, net	24,081	16,037	—	—	—	16,037
Interest expense	(7,723)	(7,934)	—	—	—	(7,934)
Other income (Note 4)	—	3,403	—	—	—	3,403

Total other income (expense)	16,358	11,506	—	—	—	11,506

Net (loss)/income	$(65,933)	$11,200	$(32,226)	$(5,737)	$(25,462)	$(52,225)

Amounts per common share:
Net (loss)/income per share, basic and diluted	$(0.21)	$0.04	$(0.11)	$(0.02)	$(0.08)	$(0.17)

Weighted average shares, basic	307,675	313,132	313,132	313,132	313,132	313,132

Weighted average shares, diluted	307,675	314,586	313,132	313,132	313,132	313,132

Note 1: Stock-based compensation, amortization of intangibles and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (GAAP) to arrive at GAAP reported net loss for the periods presented.

Note 2: Excludes restructuring charges of $62,897 and amortization of intangibles of $25,500 for the nine months ended September 30, 2005.

Note 3: Beginning September 1, 2005, in connection with the closing of the Company's transaction with Schering-Plough for INTEGRILIN, the Company began reporting royalty revenue as a separate line item.

Note 4: During the nine months ended September 30, 2006, the Company recognized a $3.4 million deferred gain from the sale of assets to Gene Logic, Inc.

Condensed Consolidated Balance Sheets
(unaudited)

	September 30, 2006	December 31, 2005
(in thousands)

Cash, cash equivalents and marketable securities	$635,610	$645,588
Other current assets	88,474	95,508
Property and equipment, net	161,586	183,059
Restricted cash and other assets	26,315	25,202
Goodwill and intangible assets, net	1,555,049	1,578,275

Total assets	$2,467,034	$2,527,632

Other current liabilities	$116,029	$158,705
Current portion of long-term debt	99,571	5,890
Other long-term liabilities	62,556	85,562
Capital lease obligations, net of current portion	75,343	76,226
Long-term debt, net of current portion	—	99,571
Stockholders' equity	2,113,535	2,101,678

Total liabilities and stockholders' equity	$2,467,034	$2,527,632